Exhibit 99.B(p)(15)

Nomura Corporate Research and Asset Management Inc.

Code of Ethics

Acknowledgement of Receipt

This is to certify that I have received the NCRAM Code of Ethics in effect as of this date.  I hereby agree that I will observe and abide by the policies and procedures contained in the Code pertaining to my employment and business activities at NCRAM.  I understand that should I willfully violate any such policies and procedures, I will be subject to disciplinary action, including, but not limited to termination of employment.

Name	Signature

Date

Section I

Investment Adviser Code of Ethics

Section I.A.

Scope of Code of Ethics

This Code of Ethics encompasses the following areas:

•      Code of Ethics Statement

•      Insider Information

•      Personal Securities Transactions

•      Gifts and Entertainment.

Section I.B.

Code of Ethics Statement

1.             Code of Ethics—Policy Considerations

a.             It is the policy of Nomura Corporate Research and Asset Management Inc. (“NCRAM”), that its investment advisory services and the activities of all advisory employees comply fully with the provisions of the Advisers Act and the rules and regulations there-under, and other applicable federal and state laws.

b.             NCRAM has a fiduciary duty to its clients.  It is of great importance that our clients never have reason to doubt their decision to place their faith and confidence in us.  Any action that can cause that decision to be questioned jeopardizes the future of NCRAM and everyone employed by the firm.  If you are aware of any activities that you believe may be in violation of the law or the policies contained in this manual, it is your responsibility to pass this information on to your supervisor or the Compliance Department.

c.             The firm expects that employees will follow fundamental principles of ethical conduct that include openness, integrity, honesty and trust.

2.             Standard of Business Conduct

•      The interests of the clients must always come first.

•      Opinions, advice and recommendations to clients must always be supported by sound research and reasonable judgment.

•      Principles of good business practice and just and equitable principles of trade must be observed.

•      All securities laws, rules and regulations there-under and company policies must be complied with.  When in doubt consult the Compliance Department.

3.             Confidentiality

•      Information about former and current client accounts is confidential and may not be disclosed without permission or proper authority.

•      No employee should discuss with or otherwise inform others of any actual or contemplated security transaction by a client or the Nomura Advisers, except in the performance of employment duties for the benefit of the client.

•      No employee should release information to dealers or brokers or others (except to those concerned with the transaction) as to any investment portfolio changes, proposed or in process, except upon the completion of such changes, or in conjunction with a regular report to a client.  (See Exhibit I.B.-1 for additional procedures regarding confidentiality). (Added May 14, 2004)

4.             Conflicts of Interest

•      The firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  The firm seeks to comply with this duty by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

•      Personal investment actions must never be permitted to influence advice given to clients.

•      If any employee is aware of a personal interest that is, or might be, in conflict with those of a client, that employee should disclose the situation or transaction and the nature of the conflict to a supervisor or the Compliance Department.

•      Employees should follow the guidelines stated in the Gifts and Entertainment policy.

5.             Supervision

Supervisors play a special role in the investment advisory industry because they have a responsibility to ensure that legal standards are maintained.  Supervisors must, therefore, lead by example and must respond immediately to evidence of legal violations.

6.             Receipt of Code of Ethics and Written Acknowledgment

Advisory employees will be provided with this Code of Ethics and any amendments and will be asked to acknowledge, in writing, receipt of the Code of Ethics and any amendments.

7.             17j-1 Code of Ethics

NCRAM acts as investment manager to a U.S. registered investment company and is required to adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940.  See Exhibit I.B-2 Rule 17j-1 Code of Ethics.

8.             Report of Violations

Any advisory employee who becomes aware of any violations of this Code of Ethics must report such violations promptly to the Chief Compliance Officer.

9.             Persons Covered by this Code of Ethics

All directors, officers and employees of NCRAM are covered by this Code of Ethics.  In addition, the following categories of persons are also covered:

•      Temporary workers

•      Consultants

•      Contractors

•      Others designated by the CCO

Section I.C.

Insider Information

1.             Policy Regarding the Use of Insider Information

It is a violation of United States federal securities law and a serious breach of the NCRAM’s policies for any of its officers, directors or employees to make use, either for their personal gain or on behalf of the firm or its clients, of any material, non-public information (“insider information”) which may come into their possession either in the course of performing their duties or through personal contacts.  Such violations could subject you and NCRAM to significant civil, and possibly even criminal, penalties and could also result in irreparable harm to the NCRAM’s reputation.

•      What is Material Insider Information?

Insider Information is generally understood to mean material information about an issuer of securities that has not been publicly disclosed.  Insider information is material if it would be likely to have an effect on the price of an issuer’s securities or if a reasonable investor would be likely to consider it important in making his or her investment decision.  Information should be presumed to be material if it concerns, among other things, earnings estimates, projected changes in previously released earnings, merger or acquisition plans relating to the company (whether as acquirer or acquired), anticipated changes in the market for the company’s securities, significant increases or decreases in orders, major litigation, changes in senior management, the purchase or sale of major assets, liquidity problems, proposed tender offers or purchases or sales of major blocks of securities on the open market or in private transactions, or proposed open market purchases or sale programs.

For additional guidance regarding insider information, refer to Nomura’s Compliance Manual. Any director, officer or employee who receives (or believes he or she may have received) material inside information should immediately report the information to the head of his or her business unit who should then confer with the Compliance Department, so that any action necessary to avoid possible misuse of such information may be taken promptly.

2.             Prohibited Activities

Set forth below are three rules.  Not following these rules could result in violations of federal and state securities laws.

1.     YOU SHOULD NOT COMMUNICATE MATERIAL NON-PUBLIC INFORMATION TO ANYONE EXCEPT INDIVIDUALS WHO ARE ENTITLED TO RECEIVE IT IN CONNECTION WITH PERFORMANCE OF THEIR RESPONSIBILITIES FOR THE NOMURA ADVISERS.

2.     WHENEVER YOU HAVE MATERIAL NON-PUBLIC INFORMATION RELATING TO ANY SECURITY, YOU SHOULD NOT BUY OR SELL THAT SECURITY OR ANY DERIVATIVE OF THAT SECURITY FOR YOURSELF, MEMBERS OF YOUR FAMILY, NOMURA, OR ANY ACCOUNT UNDER ITS MANAGEMENT OR ANY OTHER PERSON.  IN ADDITION, YOU SHOULD NOT RECOMMEND TO OTHERS THAT THEY SHOULD BUY OR SELL THAT SECURITY OR ANY DERIVATIVE THEREOF.

3.     IF YOU ARE AWARE THAT A NOMURA ADVISER IS CONSIDERING OR ACTUALLY TRADING ANY SECURITY FOR ANY ACCOUNT IT MANAGES, YOU SHOULD REGARD THAT AS MATERIAL NON-PUBLIC INFORMATION.  ACCORDINGLY, THE PROHIBITIONS OF RULE 1, ABOVE, APPLY UNTIL YOU KNOW THAT SUCH TRADING IS NO LONGER BEING CONSIDERED OR UNTIL AFTER THE NOMURA ADVISERS CEASE TRADING IN THAT SECURITY.

3.             Information Barrier Procedures

The broad range of financial activities in which Nomura and its affiliates and subsidiaries engage present significant opportunities for obtaining confidential information concerning a client that has issued publicly-traded securities.  To avoid illegal exploitation of this information, Nomura has adopted “Information Barrier” procedures designed to create a barrier between those units dealing in underwriting and those dealing in securities trading and asset management.  For guidance regarding Nomura’s Information Barrier procedures, please refer to Nomura’s Compliance Manual.  See Exhibit I.C.-1 regarding NCRAM’s information barrier procedures.

Section I.D.

Personal Securities Transactions

1.             Policy Statement

No employee may knowingly for personal benefit take advantage of an opportunity that arises as a result of, or information received in, his or her capacity as a Nomura advisory employee, where such opportunity or benefit is intended solely for NCRAM or its clients.  In addition, no employee may take action inconsistent with such employee’s obligations to any Nomura Adviser client.  Therefore, all employee trades and holdings in securities, both public and private, for accounts in which the employee has a direct or indirect beneficial or financial interest, must be reported to the Compliance Department for review by the Chief Compliance Officer or his designee.

All personal securities transactions must be conducted in such a manner as to be consistent with the this Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibilities.

Employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•      To defraud such client in any manner;

•      To mislead such client, including by making a statement that omits material facts;

•      To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•      To engage in any manipulative practice with respect to such client; or

•      To engage in any manipulative practice with respect to securities, including price manipulation.

The Compliance Department must be contacted prior to the opening of an employee brokerage account.  Generally, employees are required to maintain their brokerage accounts with specified brokerage firms.

2.             Nomura Employee Trading Policy

Employees of NHA and its subsidiaries are subject to the overall Nomura Employee Trading Policy (see Exhibit I.D.-1) that sets for the general policies and procedures that must be following by such employees.

3.             NCRAM Personal Securities Transactions Policies and Procedures

NCRAM has elected to supplement the Nomura Employee Trading Policy with its internal NCRAM Personal Securities Transactions Policies and Procedures.  (see Exhibit I.D.-2)

4.             Reporting

Employees are required to submit reports of personal securities transactions and holdings reports to the Chief Compliance Officer or his designee for review.  To the extent that employees maintain their accounts at brokerage firms approved for use by Nomura, such reports are transmitted to Nomura electronically or via electronic storage medium.

5.             Personal Brokerage Accounts

All officers, directors, and employees of the Nomura Advisers are required to provide information to Nomura regarding all securities transactions that they effect for their own account or for certain other accounts as described below.

a.             Location of Accounts

All employee brokerage accounts must be located at Merrill Lynch, Harrisdirect (formerly CSFBdirect), Fidelity Investments, Salomon Smith Barney or Charles Schwab.  If your brokerage account is not located at one of these four firms, you must transfer your account to one of them.  Failure to do so is a violation of Nomura’s stated policy.  Accordingly, you must take immediate action to move your brokerage account.

The Compliance Department will grant exemptions from outside brokerage accounts being located at Merrill Lynch, Harrisdirect (formerly CSFBdirect), Fidelity Investments, Salomon Smith Barney or Charles Schwab only for the following reasons:

•    A spouse is employed by another broker-dealer or investment firm and the spouse’s firm requires brokerage accounts to be maintained other than at the firms listed above to comply with the other firm’s policy, or

•    An account executive or investment adviser has full investment discretion over an account in which the employee has no trading authority.

NOTE:  The Compliance Department must be contacted prior to the opening of an account with any of the firms specified above and arrange for duplicate confirmations and statements to be sent to the Compliance Department.

b.             Pre-Approvals

Generally, transactions executed in accounts maintained at Merrill Lynch, Harrisdirect (formerly CSFBdirect), Fidelity Investments, Salomon Smith Barney or Charles Schwab do not require pre-approval.  However, each Nomura Adviser may elect to institute procedures that require pre-approval of such transactions.  (See Exhibit I.D.-2 for procedures specific to business units.)  If you have an approved account at a firm other than those specified above, you must have your transactions pre-approved.(1)  Violation of this policy is considered a serious infraction of Nomura policy.  (See Exhibit I.D.-3 for a sample of the standard pre-approval form.)  Please note that the time period of each pre-approval is limited.  If the proposed trade is not completed upon lapse of that time period, a new pre-approval must be sought from your supervisor.

The Compliance Department reviews transactions from Merrill Lynch, Harrisdirect (formerly CSFBdirect), Fidelity Investments, Salomon Smith Barney or Charles Schwab on a trade date plus one day basis.  If it turns out that there is a problem with the transaction, you may be required to break the trade or be subject to a minimum holding period.  To avoid that situation, you may still obtain pre-approval from the Compliance Department.

Furthermore, all investments in private securities and outside business activities must be pre-approved by the employee’s supervisor and the Compliance Department.  Investments in private securities include shares of a non-public company, interests in private limited partnerships, and direct or indirect financial interests in privately-owned organizations.  Additionally, private transactions such as inherited or gifted shares or securities obtained or disposed in a private transaction must be pre-approved as stated above.  Outside business activities include any employment or compensation by any person or organization other than Nomura, ownership in a franchise or business, service as a consultant, service as an officer and member of any board of directors.  Generally, an employee would inform his/her supervisor of a pending private investment or outside business activity prior to its occurrence.  The Compliance Department would need to be informed as well.  The employee would complete a brief questionnaire prior to receiving pre-approval from the Compliance Department.  (See Exhibits I.D.-4 and 1.D.-5 for copies of the questionnaires.)

At the beginning of employment and annually thereafter on the Firm’s Intranet, “Basnet”, each employee will be asked to complete a Nomura Employee Acknowledgment and Certification. The Certification is used to ensure that employee’s have received and read the Nomura Compliance Manual, the Employee Handbook and the NHA Investment Adviser

(1)           Employees that have an outside brokerage account that is a managed account where an employee would have no knowledge of a trade prior to execution would not have his/her trades pre-approved; however, duplicate confirms of all trades occurring in a managed account must be sent to the Compliance Department.

Compliance Manual and fully disclose any legal or regulatory proceedings, personal brokerage accounts, private security investments and outside business activities.

c.             Definition of Employee Account

The definition of an employee account applies to any brokerage account in which the employee has a direct or indirect beneficial or financial interest or in which the employee may exercise control.  This definition includes, for example, joint accounts, family accounts, investment clubs and trust accounts.  Also included in the definition of employee accounts are spouses, minor children and persons residing in the household of the employee.

Nomura’s Compliance Manual must be reviewed regarding procedures related to employee futures accounts.  Employee transactions in futures are required to be pre-approved by the NSI Compliance Department (x1495).

d.             Managed Accounts

A managed account is generally an account where an investment adviser is given the trading authority or a power of attorney to execute securities trades on a discretionary basis for a Nomura employee.  In such accounts the employee would have no knowledge or control over the investment decisions being made in the account prior to execution.

In the rare instances that employees are granted approval to maintain an outside brokerage account other than at Merrill Lynch, Harrisdirect (formerly CSFBdirect), Fidelity Investments, Salomon Smith Barney or Charles Schwab, such as in the case of a managed account, the following procedures must be followed.

The Compliance Department must be notified of the existence of such managed accounts and arrange for duplicate confirms and statements to be sent.  The Compliance Department will require written confirmation of the status of a managed account.  Any change in the status of the managed account (such as revoking the power of attorney granted to an investment adviser) must be reported to the Compliance Department promptly.

e.             NCRAM Employee Subscriptions to Battery Park Opportunity Funds (added May 14, 2004)

For an individual NCRAM employee to qualify to invest in the Battery Park Opportunity Funds, the employee will need to qualify as either a “qualified purchaser” or a “knowledgeable employee” with respect to the funds.  See Exhibit I.D.-6. for subscription instructions, forms and checklist.

Qualified Purchaser.  An individual is a qualified purchaser if he/she owns not less than $5,000,000 in “investments”, as calculated under rules adopted by the SEC.

Knowledgeable Employee.  An individual is a knowledgeable employee if he/she

(1)   is an NCRAM portfolio manager or analyst who participates in the investment activities of either the High Yield Hedge Fund, or another of NCRAM’s fund clients, and has been performing this function for NCRAM or substantially similar activities for another company for at least 12 months, or

(2)   (a) is a member of the board of directors of NCRAM, (b) is a vice president in charge of a principal business unit, division or function (such as sales, administration or finance), (c) is an officer who performs a policy-making function, or (d) is any other person who performs a similar policy-making function for NCRAM.

Comment with respect to NCRAM junior analysts:  Although the SEC rule treats a junior analyst with 12 months of experience participating in the investment activities of NCRAM’s fund clients as a “knowledgeable employee” eligible to invest in the High Yield Hedge Fund, employees will be required to have worked for Nomura for two years before they can invest (subject to individual exceptions for senior level new hires, for recruitment purposes).  This means that an NCRAM junior analyst actually will be required to have at least two years of experience, which will help assure that they are capable of evaluating an investment in the High Yield Hedge Fund (see further discussion under “Restrictions Arising From Business-Driven Policies” below).

Restrictions Arising From Compliance-Driven Policies

1.     NCRAM employees will be required to represent and warrant as part of their subscription that the value of their total investment in the High Yield Hedge Fund is no more than either (a) 20% of their net worth (either individually or jointly with their spouse, including home equity), or (b) 30% of their individual net income for the prior year.

2.     The Legal and Compliance Departments will be given prior notice of proposed investments by NCRAM employees and will be required to consent to each investment.

Comment:  These restrictions are designed to both (1) limit the extent to which an NCRAM employee’s investment in the High Yield Hedge Fund may create a conflict of interest as the employee services NCRAM’s multiple clients and (2) limit the risk that an investment in the High Yield Hedge Fund might be deemed not suitable for the employee.  The second limitation above is imposed so that if there are particular circumstances that would make it inadvisable for an employee to invest, the Legal and Compliance Departments will have an opportunity to consider these circumstances before the investment takes place.

Restrictions Arising From Business-Driven Policies

1.  NCRAM has set a minimum investment amount of $25,000 for NCRAM employees.

2.  Only NCRAM employees with at least two full years of employment at Nomura will be permitted to invest in the High Yield Hedge Fund, subject to individual exceptions for senior level new hires, for recruitment purposes.  In addition, as part of their subscription, NCRAM employees will be required to acknowledge that they understand that the High Yield Hedge Fund has discretion to compulsorily redeem their investment, including in the event that the employee leaves Nomura.

Comment:  The $25,000 minimum restriction addresses the fact that there are administrative costs and burdens that make the acceptance of a de minimus investment undesirable.  The second restriction primarily reflects the fact that the opportunity for an NCRAM employee to invest in the High Yield Hedge Fund is a form of perquisite, or employee incentive.  From this perspective, the two-year employment requirement emphasizes that this is a privilege granted to valued employees.  The requirement that the employee acknowledge the High Yield Hedge Fund’s ability to compulsorily redeem an investment in the event the employee leaves Nomura further emphasizes that the right to invest is a perquisite and can be withdrawn.  In addition, the two-year employment requirement provides an additional level of protection to Nomura by assuring that the investor is a person who has some “seasoning” at Nomura and therefore is less likely to later act in a manner that is adverse to Nomura’s and the High Yield Hedge Fund’s interests.  The foregoing points notwithstanding, it is believed to be desirable to permit exceptions to be made for senior level new hires, for recruitment purposes.  As discussed above, with respect to an NCRAM junior analyst, the two-year employment requirement, although not required by law, also helps to assure that the analyst is capable of evaluating an investment in the High Yield Hedge Fund.

Section I.E.

Gifts and Entertainment

Excessive gifts and entertainment can compromise your independent judgment and, under certain circumstances rise to the level of civil and criminal law violations.  All supervisors must review activities of their employees in order to provide advice and guidance and to guard against inappropriate behavior.  (Exhibit I.E.-1 is a Gift and Entertainment Log that may be used to record gifts and entertainment.)  This is not intended to eliminate or discourage valuable business meetings that foster sound working relationships with firms and individuals with whom you do business.

1.             Offer and Acceptance of Gifts and Entertainment

In matters relating to the offer or acceptance of gifts and entertainment, you should keep the following general guidelines in minds:

•      Avoid even the appearance of impropriety or conflict of interest.

•      Gifts and entertainment should be reasonable in terms of frequency and value.

•      Never accept gifts, favors, entertainment, or other things of excess value which could appear to influence your decision-making or make you feel beholden to a person or a firm.

•      Never offer gifts, favors, or entertainment that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Nomura Advisers.

•      Entertainment situations should be used to foster and promote business relationships with a firm.

•      Gifts, favors and/or entertainment should not be solicited.

2.             General Guidelines

Gifts, entertainment, favors, or other things of value which are accepted should not be excessive in amount or frequency.  “Gifts” and “entertainment” include, but are not limited to, business lunches or dinners, theater tickets, tickets to sporting events, outings, golf tournaments, vacations, payment of travel expenses, conferences, seminars, business trips, loans, favored loan treatment or loan forgiveness, favored brokerage rates personally, favored stock/bond loan rates personally, promises of good trades in exchange for bad trades, cash, flowers, candy, etc.  (Revised 5/13/02)

You should be on guard in your relationships with sales coverage.  While you may strike up friendships with sales coverage, keep in mind that the basis of the friendship is often motivated by your position in the Nomura Advisers and the funds under your management that give advisory personnel the ability to generate business.  Entertainment events are required to be reported on a Gift and Entertainment Form for supervisory review.

3.             Gift and Entertainment Guidelines

Acceptance of Gifts-You may not accept any gift that is excessive in value.  If you believe that a gift exceeds $100.00 in value, it should be returned (unless a written exception is granted by your supervisor).  Gifts should not be sent to your home; if they are, you should discourage this for the future.  Gifts should not be excessive in frequency and are only appropriate under certain limited circumstances (e.g., holiday season).

Making of Gifts-NYSE Rule 350 and NASD Conduct Rule 3060 prohibit member organizations and their employees from providing a gift or gratuity in excess of one hundred dollars ($100.00) per individual per year to any employee of another broker-dealer, member organization, financial institution, or any financial information media where such payment is in relation to the business of the employer of the recipient. In addition, no employee may give any gift or gratuity in excess of fifty dollars ($50.00) to any employee of the New York Stock Exchange.  All gifts to or entertainment of public officials must be pre-approved using the pre-approval form.   No gift to a public official will be allowed in excess of $100.00.  A public pension fund employee is a public official.

Receipt of Meals by Employees- Business dinners should not exceed the normal and customary cost, considering the location and costs of dinners at comparable restaurants.  Nor should such dinners be excessive in number and should be for the purpose of furthering the business relationships of the firm.  (Revised 5/13/02)

Receipt of Entertainment by Employees-Cost of tickets to entertainment events should be reasonable and generally not exceed the normal and customary cost for the event attended, nor should you be receiving preferential treatment in the nature of such events as compared with other clients of the same broker/dealer.  Prospective attendance at expensive events (e.g., U.S. Open, play-offs or championship games, etc.) should be discussed with and approved by your supervisor.  Attendance at entertainment events should not be excessive in number and should be for the purpose of furthering the business relationships of the firm.  Broker/dealer sales coverage must be in attendance with you; if not, tickets provided to you for events are to be considered gifts subject to the $100 limitation.  (Revised 5/13/02)

Outings.  Local golf, tennis, ski trips, etc., which do not require air travel or overnight lodging are permissible if not a regularly scheduled form of entertainment (e.g., weekly golf or tennis games).  Firm sponsored outings which require air travel or overnight lodging should comply with the limitations specified above.  For outings sponsored by the Nomura Advisers involving air travel and/or overnight lodging, prior written approval of the head of the business unit is required.

Travel.  You may not accept or offer air transportation via public airline tickets or private jet, nor may you accept hotel or other accommodations; except that transportation and accommodations provided by an issuer, which would be considered normal under the circumstances, in connection with an investment or proposed investment are permissible, but must be reported. You may not accept or offer limousine service, car service, or car rental, except between a business event (entertainment, dinner, conference, etc.) and your home, the office or other meeting place.  You may not accept or offer limousine service or car rental for extended use.

Seminars & Conferences.  You may attend seminars and conferences provided all travel, lodging, meals and entertainment guidelines are followed.  If you are a speaker at an industry conference, not hosted by a broker/dealer or company with which Nomura does business, and airfare, accommodations, meals or entertainment are provided to speakers, no approval is required.

4.             Gifts to or Entertainment of Public Officials

The following policies and procedures must be followed when seeking to offer gifts or entertainment to public officials:  All gifts to or entertainment of public officials must be pre-approved using a pre-approval form.  (See Exhibit I.D.-2.)

Public officials include, among others, federal, state, or municipal employees, including public pension fund manager.  It also includes foreign officials including government employees as well as employees of governmentally owned businesses.  This is particularly important because the Foreign Corrupt Practices Act prohibits the provision of money or anything of value to foreign government officials, political parties or candidates for the purpose of influencing their official actions in order to obtain business.

As stated above, no gift will be allowed in excess of $100.00.

5.             Penalties

The Securities and Exchange Commission and the U.S. Attorney pursue violations of securities laws on both a civil and criminal level.  This includes violations of ethics standards and policies under the Investment Advisers Act of 1940, Investment Company Act of 1940 and/or ERISA.

Every Nomura Adviser employee, and most particularly those in supervisory capacities, has an obligation to investigate and report potential problems to a supervisor or the Compliance Department.  Failure to enforce appropriate standards may subject supervisors (personally) and the Nomura Advisers to regulatory action and penalties described above, in addition to any action taken against an individual who accepts excessive gifts, entertainment, favors, or other things of value.

Even if a regulatory proceeding is not brought against the Nomura Advisers as a result of excessive gifts and entertainment, the company may take its own disciplinary action, including termination of employment of individuals violating this company policy.

If anyone has any questions about a proposed activity, they are urged to err on the side of caution and obtain prior written consent.  If anyone has questions regarding this memorandum or interpretations of law, please contact the Compliance Department.

Exhibit I.B.-1.

Confidentiality: General Procedures

Added May 14, 2004

Confidentiality:  General Procedures

•      Confidentiality

Except with the prior approval of the Legal Department, employees must not disclose confidential or proprietary information to persons outside of the Nomura Group,  Disclosure to persons within the Nomura Group must be made in accordance with the Chinese Wall procedures set forth in this Section.

•      Discussions

Employees should take all appropriate precautions when dealing with and discussing confidential or proprietary information and avoid discussing confidential or sensitive information relating to the affairs of the Nomura Group or its clients, in the presence of persons who do not have a need to know the information.

•      Access

Employees should limit access to areas where confidential or proprietary information may be present or discussed including allowing only persons with a valid business reason in such an area or working in physically separate and secure areas.

•      Documents and Databases

Documents containing confidential or proprietary information should be handled with great care and stored only in secure locations with access limited to authorized persons.  Employees should take all appropriate precautions in any transmission (electronically or otherwise) of any confidential or proprietary information to authorized persons.

Added May 14, 2004

Exhibit I.B.-2

NCRAM Rule 17j-1 Code of Ethics

NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.

CODE OF ETHICS

1.     STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

This Code of Ethics of Nomura Corporate Research and Asset Management Inc. (“NCRAM”) is based on the principles that (i) Access Persons (as such term is hereinafter defined) owe a fiduciary duty to, among others, the shareholders of the Fund to conduct their personal transactions in Securities in a manner which neither interferes with Fund portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person’s relationship to the Fund; (ii) in complying with the fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing; and (iii) Access Persons must, in all instances, place the interests of the shareholders of the Fund ahead of the Access Person’s own personal interest or the interests of others.  For example, in order to avoid the appearance of conflict from a personal transaction in a Security, the failure to recommend that Security to, or the failure to purchase that Security for, the Fund, may be considered a violation of this Code.

Access Persons must adhere to these general fiduciary principles, as well as comply with the specific provisions of this Code.  Technical compliance with the terms of this Code will not automatically insulate an Access Person from scrutiny in instances where the personal transactions in a Security undertaken by such Access Person show a pattern of abuse of such Access Person’s fiduciary duty to the Fund and its shareholders or a failure to adhere to these general fiduciary principles.

2.     DEFINITIONS

(a)   “Fund” means each investment company registered under the 1940 Act, and any series or portfolios of such Fund, for which NCRAM acts as investment advisor or sub-investment advisor.

(b)   “Access Person” means any director, officer, or Advisory Person of NCRAM, and all relatives living within the same household as such Access Person.

(c)   The “1940 Act” means the Investment Company Act of 1940, as amended.

(d)   “Advisory Person” means (i) any employee of either NCRAM or of any company in a control relationship to NCRAM who, in connection with the employee’s regular functions or duties, makes, participates in, or normally obtains information regarding the current purchases or sales of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to NCRAM who normally obtains information concerning current recommendations made to the Fund with regard to the purchases or sales of a Security.

(e)   A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(f)    “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires.  As a general matter, “beneficial ownership’ will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Securities (or the ability to direct the disposition of the Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Securities; or (iii) receives any benefits substantially equivalent to those of ownership.

(g)   “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(h)   “Investment Personnel” include: Access Persons with direct responsibility and authority to make investment decisions affecting the Fund (such as portfolio managers); Access Persons who provide information and advice to such portfolio managers (such as securities analysts); and Access Persons who assist in executing investment decisions for the Fund (such as traders).  As the context requires, “Investment personnel” may refer to one or more Access Persons.

(i)    “Purchase or sale of a Security” includes, inter alia, the writing of an option to purchase or sell a Security.

(j)    “Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, and shall include: equity and debt securities; options on and warrants to purchase equity or debt securities; shares of closed-end investments companies; and Related Securities.  “Related Securities” are instruments and securities that are related to, but not the same as, a Security.  For example, a Related Security may be convertible into a Security, or give its holder the right to purchase the Security.  For purposes of reporting, “Security” shall include futures contracts.  “Security” shall not include: securities issued by the Government of the United States (including short-term debt securities which are U.S. government securities pursuant to Section 2(a)(16) of the 1940 Act); bankers’ acceptances; bank certificates of deposit, commercial paper; shares of registered open-end investment companies; Securities which are not eligible for purchase or sale by the Fund and such other instruments as may be determined by the Fund’s Board of Directors, from time to time.

(k)   “Public Company” means any entity subject to the reporting requirements of the Securities Exchange Act of 1934.

3.     EXEMPTED TRANSACTIONS

The prohibitions of Section 4 of this Code shall not apply to:

(a)   Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)   Purchase or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the provisions of Section 4(h) of this Code.

(c)   Purchases which are either: made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer.

(d)   Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

4.     PROHIBITED TRANSACTIONS AND ACTIVITIES

(a)   No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

(i)            is being considered for purchase or sale by the Fund; or

(ii)           is being purchased or sold by the Fund.

(b)   Inducing or causing the Fund to take action, or to fail to take action, for the purpose of achieving a personal benefit, rather than to benefit the Fund, is a violation of this Code.  Examples of this would include causing the Fund to purchase a Security owned by the Access Person for the purpose of supporting or driving up the price of the Security, and causing the Fund to refrain from selling a Security in an attempt to protect the value of the Access Person’s investment, such as an outstanding option.

(c)   Using knowledge of the Fund’s portfolio transactions to profit by the market effect of such transactions is a violation of this Code.  One test which will be applied in determining whether this prohibition has been violated will be to review the Securities transactions of Access Persons for patterns.  However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

(d)   All Access Persons are prohibited from acquiring any Security distributed in an initial public offering, until trading of this Security commences in the secondary market.

(e)   All Access Persons are prohibited from acquiring Securities for their personal accounts in a private placement without the express prior written approval of the President of NCRAM (or his designee).  The

President of NCRAM (or his designee) shall file with the Compliance Director for NCRAM a copy of any such written approval, accompanied by a memorandum detailing the reasons supporting the approval.  In instances where an Access Person, after receiving prior approval, acquires a Security in a private placement, the Access Person has an affirmative obligation to disclose this investment to the President of NCRAM (or his designee) if the Access Person participates in any subsequent consideration of any potential investment, by the Fund, in the issuer of those Securities.  The Fund’s decision to purchase Securities of such an issuer (following a purchase by an Access Person in an approved personal transaction) will be subject to an independent review by the President of NCRAM, or his designee, so long as the person conducting such review has no personal interest in the issuer.

(f)    All Access Persons are prohibited from executing a personal transaction in all Securities (including transactions in pension or profit-sharing plans in which the Access Person has a beneficial interest), without express prior approval of the President of NCRAM (or his designee).  Notwithstanding the receipt of express prior approval, any purchases or sales by Access Persons undertaken in reliance on this provision remain subject to the prohibitions enumerated in Section 4(g) and (h) of this Code.

(g)   All Access Persons are prohibited from executing a personal transaction in any Security on a day during which the Fund has a pending “buy” or “sell” order for the Security, until the Fund’s order is either executed or withdrawn.  All Access Persons are prohibited from purchasing or selling any Security with seven (7) calendar days before and after the Fund purchases or sells the same Security.  Transactions undertaken in violation of this prohibition will either be required to be unwound, or any profits realized by an Access Person on any personal transactions in Securities within the proscribed periods (either undertaken while the Fund has an open order, or within the 7-day blackout period) will be required to be disgorged (to an entity designated by the President of NCRAM [or his designee]), and the Access Person will be subject to disciplinary action, as determined by the Compliance Director for NCRAM or the Board of Directors of NCRAM.

(h)   All Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 30 calendar days, if such Security was also in the Fund’s portfolio at the time of the Access Person’s purchase or sale. Transactions undertaken in violation of this prohibition will either be required to be unwound, or any profits realized on short-term trades will be required to be disgorged.  For purposes of this prohibition, each personal transaction in the Security will begin a new 30-calendar day period.  As an illustration, if an Access Person purchases 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profit from the sale of the 1000 shares purchased on June 1st is prohibited for any transactions prior to October 1st (i.e., 30 calendar days following August 1st).  In circumstances where a personal transaction in Securities within the proscribed period is involuntary (for example, due to unforeseen corporate activity, such as a merger), the Access Person must notify the Compliance Director for NCRAM.

In circumstances where an Access Person can document personal exigencies, the President of NCRAM (or his designee) may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 30 calendar days.  Such an exemption is wholly within the discretion of the President of NCRAM (or his designee), and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

(i)    All Access Persons are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a de minimis value in any year from any person or entity from, to or through whom the Fund purchases or sells Securities, or an issuer of Securities.  For purposes of this Code, “de minimis value” is equal to $100 or less.

(j)    All Access Persons are prohibited from serving on the boards of directors of any Public Company, absent express prior authorization from the President of NCRAM (or his designee).  Authorization to serve on the board of a Public Company may be granted in instances where the President of NCRAM (or his designee) determines that such board service would be consistent with the interests of the Fund and its shareholders.  If prior approval to serve as a director of a Public Company is granted, an Access Person has an affirmative duty to recuse himself from participating in any deliberations by the Fund regarding possible investments in the securities issued by the Public Company on whose board the Access Person sits.

(k)   Subparagraphs (d) through (j) of this Section 4 shall not apply to directors of NCRAM who are not Investment Personnel.

5.     REPORTING

(a)   Every Access Person shall report to NCRAM the information described in Section 5(b) of this Code with respect to transactions (other than those personal transactions in Securities exempted under Section 3 of this Code) in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

(b)   Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)        the date of the transaction, the title and the number of shares, and the principal amount of each Security involved:

(ii)       the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)      the price at which the transaction was effected;

(iv)      the name of the broker, dealer or bank through whom the transaction was affected; and

(c)   Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

(d)   Every Access Person is required to direct his or her broker to forward to the President of NCRAM (or his designee), on a timely basis, duplicate copies of both confirmations of all personal transactions in Securities effected for any account in which such Access Person has any direct or indirect beneficial ownership interest and periodic statements relating to any such account.

(e)   Any Access Person who receives any gift, favor, preferential treatment, valuable, consideration or other thing of value of more than de minimis value in any year from any person or entity that does business either with or on behalf of the Fund (including an issuer of Securities or any entity or person through whom the Fund purchases or sells Securities) is required to report the receipt of such gift to Compliance Director for NCRAM.  This reporting requirement shall not apply to:

(i)        salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person’s employment responsibilities for the Access Person’s employer;

(ii)       the acceptance of meals, refreshments or entertainments of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

(iii)      the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

(iv)      the acceptance of gifts, meals, refreshments, or entertainments of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

(v)       the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment; or

(vi)      directors of NCRAM who are not Investment Personnel.

(f)    Every Access Person shall report annually to NCRAM the following information with respect to all Securities held by such Access Person, which information must be current as of a date no more than 30 days before the report was submitted:

(i)        the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

(ii)       the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(iii)      the date that the report is submitted by the Access Person.

In addition, all Access Persons are required, on an annual basis, to certify that they have received, read, and understand the provisions of this Code, and they recognize that they are subject to its provisions.  Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and that the Access Person has disclosed or reported all holdings of or personal transactions in Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

(g)   Every Access Person, not later than 10 days after becoming an Access Person, is required to report the following information:

(i)        the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii)       the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)          the date that the report is submitted by the Access Person.

6.     SANCTIONS

Upon discovering a violation of this Code, the Board of Directors of NCRAM may take such actions or impose such sanctions, if any, as it deems appropriate, including, inter alia, a letter of censure or suspension, a fine, or a recommendation of the termination of the employment of the violator.  (In instances where the violation is committed by a member of the Access Person’s household, any sanction would be imposed on the Access Person.)  The filing of any false, incomplete or untimely reports, as required by Section 5 of this Code, may (depending on the circumstances) be considered a violation of this Code.

Exhibit I.C.-1

NCRAM Information Barrier Procedures

NOMURA

CORPORATE RESEARCH AND

ASSET MANAGEMENT INC. (“NCRAM”)

INFORMATION BARRIER POLICIES AND PROCEDURES

In addition to the Information Barrier Procedures of the Nomura Group referenced above and set forth in the NSI Compliance Manual, the following additional Information Barrier policies and procedures apply specifically to NCRAM and to NCRAM employees:

1.             Receipt of Material Non-Public Information in the Ordinary Course of Business.

NCRAM’s asset management business currently consists of three principal portfolio groups:  high yield corporate bonds, emerging market debt, and leveraged loans.  NCRAM’s leveraged loan portfolio group (the “Loan Group”) considers investment opportunities in leveraged loans for the portfolios of certain advisory clients of NCRAM, and in the ordinary course of considering such investments, or of monitoring such investments after they have been made, the Loan Group frequently comes into possession of material non-public information regarding the companies which have borrowed such loans.  Many of such companies have also issued publicly traded equity or debt securities.

Such non-public information is provided to NCRAM’s Loan Group under contractual restrictions which impose confidentiality undertakings upon NCRAM and its personnel and which limit the use of the non-public information to investment activities pertaining to the company’s leveraged loans.  Use by NCRAM or any of its employees of such restricted, confidential information for portfolio trading activity in investments other than leveraged loans, or for personal trading activity of any kind, may violate such contractual restrictions and expose both NCRAM and its employees to civil liability for breach of contract.

As indicated above, many of the companies which seek to access capital in the leveraged loan market also have outstanding publicly traded equity or debt securities.  Use by NCRAM or any of its employees of material, non-public information regarding an issuer of publicly traded securities for portfolio trading activity in investments other than leveraged loans, or for personal trading of any kind, may violate federal and state securities laws and expose both NCRAM and its employees to both civil and criminal liabilities, including fines, suspension of business activities, and imprisonment.

MISUSE BY NCRAM OR NCRAM EMPLOYEES OF CONFIDENTIAL OR MATERIAL NON-PUBLIC INFORMATION OBTAINED IN CONNECTION WITH NCRAM’S LEVERAGED LOAN ASSET MANAGEMENT BUSINESS VIOLATES NCRAM POLICY AND MAY VIOLATE BOTH FEDERAL AND STATE SECURITIES LAWS AND PRIVATE CONTRACTUAL UNDERTAKINGS.

2.             Information Barrier Procedures.

NCRAM’s Information Barrier Procedures are designed to preserve the confidentiality of material non-public information received in connection with NCRAM’s leveraged loan asset management business, and to prevent the misuse of such information by NCRAM employees.  These procedures supplement, but do not supersede, the Nomura Group’s Information Barrier Procedures set forth in the NSI Compliance Manual.  Any uncertainty as to the application of the NCRAM Information Barrier Procedures or of the Nomura Group Information Barrier Procedures should be resolved in consultation with appropriate compliance or legal personnel.

Confidential information obtained by NCRAM in connection with its leveraged loan asset management business is routed from external sources, such as dealers and syndication agents to designated addressees within NCRAM’s Loan Group generally by electronic means.    Hard copies are maintained in locked files within the Loan Group office area.  Access to such information is controlled by the Senior Loan Portfolio Manager and is limited to members of the Loan Group and to high yield bond credit analysts under the limited circumstances described below.  Copies of all confidentiality undertakings executed by the Loan Group are forwarded to the General Counsel of NCRAM and the names of companies as to which confidential information has been received are forwarded to Nomura’s Asset Management Compliance Director.  (Updated April 2004).

Apart from the foregoing specific document handling measures, additional steps are taken to minimize the possibility of an inadvertent disclosure of confidential information to NCRAM employees who do not have a need for access to such information.  The Loan Group portfolio operations are physically separated from the High Yield Corporate Bond Group, which is the only NCRAM portfolio group that makes portfolio investments in securities that are publicly traded in the United States.  Secretarial and operational support for the Loan Group are also assigned physical working space which is physically separated from the High Yield Corporate Bond Group.  Loan Group personnel do not use speakers when discussing confidential information by phone and take conference calls regarding such confidential information behind closed doors.

3.             Transmittal of Confidential Information to the High Yield Corporate Bond Group.

Transmittal of confidential information on a controlled basis from the Loan Group to members of the High Yield Corporate Bond Group is permitted for the purpose of obtaining credit research support for specific leveraged loan investments under consideration for NCRAM portfolio clients.  Such communications are subject to the direct control and supervision of the Senior Loan Portfolio Manager.  The Senior Loan Portfolio Manager approves the selection of a specific credit research analyst in the High Yield Corporate Bond Group for a specific investment assignment; advises the analyst whether the analyst will receive confidential information in connection with the assignment; and advises the Asset Management Compliance Director of any situation in which he has provided confidential information to a credit research analyst.  In any such case, the credit research analyst becomes fully responsible for observing all

NCRAM policies and procedures set forth herein for the preservation of confidential information and for the avoidance of its misuse.

The following general rules govern the transmittal of confidential information from the Loan Group to the High Yield Corporate Bond Group:

A             In cases where the borrower under consideration for investment by the Loan Group does not have any outstanding publicly traded debt securities, the Senior Loan Portfolio Manager is free, subject to the restrictions set forth herein, to transmit material, non-public information to a designated credit research analyst as described above.  The High Yield Corporate Bond Group is precluded from investing in subsequent bond issues of such borrower unless and until the Senior Loan Portfolio Manager has made a determination, in consultation with the General Counsel of NCRAM, that the material non public information shared with the analyst was either no longer material or no longer non public.

B.            Conversely, in cases where the borrower under consideration for investment by the Loan Group does have outstanding publicly traded debt securities, the Senior Loan Portfolio Manager is not permitted to transmit material non-public information to the credit research analyst whom he designates for assistance in connection with an investment review.  Rather, the analyst will rely solely on publicly available information from industry or third party sources in providing research support to the Loan Group.

C.            In the case of contemporaneous offerings of leveraged loan investment opportunities and high yield corporate bonds from the same company, both the Loan Group and the High Yield Corporate Bond Group will utilize the same credit research analyst in the High Yield Corporate Bond Group for research support.  If the respective offering memoranda for both prospective investments are delivered to NCRAM simultaneously, the analyst will confine his document review to the offering memoranda distributed in connection with the bond offering.  If the offering memorandum for the leveraged loan investment is delivered prior to the bond offering memorandum, the Senior Loan Portfolio Manager will provide the leveraged loan offering memorandum to the designated analyst, provided, however, that either (i) the offering materials have been designated, in writing, as “public information only” by the borrower or the syndication agent or (ii) the Senior Loan Portfolio Manager, in consultation with the General Counsel of NCRAM, excises all material, non-public information from the offering materials before providing them to the analyst.  When the bond offering memorandum is subsequently delivered to NCRAM, the High Yield Corporate Bond Group will only be permitted to invest in the offered bonds after a determination by the Senior Loan Portfolio Manager, in consultation with the General Counsel of NCRAM, that upon receipt of the bond offering memorandum the designated analyst was not in fact in possession of material non public information concerning the bond issuer.

D.            Irrespective of the circumstances in which an investment in a leveraged loan has been made by the Loan Group, Loan Group portfolio personnel may thereafter continue to consult with the designated credit research analyst for ongoing research support in connection with the monitoring of the investment, but no confidential or material non public information may be transmitted from the Loan Group to the designated analyst.  At such point in time as the Loan Group comes into possession of material, adverse inside information concerning the borrower of a leveraged loan, all direct communication between Loan Group portfolio personnel and the designated analyst shall terminate.  However, the designated analyst will be permitted to continue to provide the Loan Group Portfolio personnel with written copies of periodic research updates for any company represented in the Loan Group’s portfolio investments, provided that such written reports are prepared on the basis of publicly available information derived from third party sources.

4.             Compliance Oversight of the Information Barrier Procedures.

As indicated above, immediately upon receipt by the Loan Group of confidential information regarding any company, the Senior Loan Portfolio Manager will transmit notice of such receipt, identifying the name of the company, to the Asset Management Compliance Director.  Immediately upon transmission by the Loan Group of confidential information to a designated credit research analyst in the High Yield Corporate Bond Group in accordance with the procedures set forth above, the Senior Loan Portfolio Manager will transmit notice of such transmission, identifying the name of the analyst, to the Asset Management Compliance Director.

The Asset Management Compliance Director shall maintain a list, designated the “Monitoring List”, of the names of all companies in respect of which the Loan Group has received confidential information.  Once a name has been entered on this list, the name shall be maintained on the list until the Senior Loan Portfolio Manager, taking into account all appropriate facts and circumstances, advises the Asset Management Compliance Director in writing that the Loan Group no longer holds material, non public information regarding such company.  The Senior Loan Portfolio Manager shall review the criteria employed to make such determinations with the General Counsel of NCRAM no less frequently than quarterly. (Updated April 2004).

The Asset Management Compliance Director shall input all names on the Monitoring List into the Watch List maintained by the Nomura Group pursuant to the Watch List procedures set forth in the NSI Compliance Manual.  The NCRAM Personal Securities Transactions Policies and Procedures prohibit NCRAM employees from conducting personal trades in securities issued by loan issuers included on the Monitoring List. (Amended 6/18/03)

In addition, the Asset Management Compliance Director shall refer to the Monitoring List as appropriate in determining whether to approve pre-clearance for personal trading requests submitted by NCRAM employees in accordance with the NCRAM Personal Securities Transactions Policies and Procedures, as amended in connection with the adoption by NCRAM of its Information Barrier Policies and Procedures.

The Asset Management Compliance Director shall periodically monitor portfolio trades by the High Yield Corporate Bond Portfolio Group on a post trade basis with reference to the Monitoring List.  If an issuer named on the Monitoring List has been traded by this portfolio group, the Asset Management Compliance Director will review the facts and circumstances of the trade and take any action he deems necessary, including reversing the trade.

The Asset Management Compliance Director shall include the NCRAM Information Barrier Policies and Procedures within the matters periodically addressed by the compliance department during training sessions of NCRAM employees.  These sessions will specifically include instruction on the nature of these policies and procedures, and their application to typical scenarios that the employees may encounter.

Employees will acknowledge compliance with these procedures as part of the Nomura Annual Attestation.

The Asset Management Compliance Director will conduct periodic reviews and evaluations of these Information Barrier Policies and Procedures to determine whether they continue to operate reasonably to prevent the misuse of material, non-public information by NCRAM personnel.

Exhibit I.D.-1

NOMURA Personal Trading Policy

Nomura Employee Trading Policy

Supervisory Responsibilities

Supervisors are responsible for reviewing employee trading on a daily basis to assure compliance with the personal securities trading guidelines set forth above.  To that end, supervisors will be provided with trade information on a trade date plus one basis, and an employee trading volume report.  The Compliance Department will receive an exception report showing possible violations of the applicable holding period and will advise the appropriate supervisor of any such possible violations.  Account statements of employees reporting to such supervisor are available upon request in the Compliance Department.  In particular, supervisors must review trading activity for violations of the trading prohibitions, potential frontrunning violations, excessive trading, and suspicious or inconsistent activity.

In addition to the policies and procedures described below, departments and/or supervisors may place more stringent requirements on employees working in certain areas. To the extent that there are separate policies or procedures that apply to a Nomura Group entity or an employee’s specific department, those policies and procedures will govern. Employees should contact their supervisor or department head to ascertain whether additional requirements other than what are described in these policies and procedures must be adhered to prior to placing a personal trade.

Employees must review the Restricted List prior to entering a trade for a personal account or for any employee related account. Employees are not permitted to execute employee or employee related trades in the securities of restricted companies. Details of the restriction can be viewed by placing the cursor over a company’s “Prohibited Activity” column. The type of security (equity, debt, or both) restricted can be viewed by placing the cursor over the company’s “Description” column. Newly added companies are listed in bold type. Employees may contact the Compliance Department (Sandra Konop at ext. 9594, or Esther Reiter at ext. 1496) to clarify questions regarding securities on the Firm’s Restricted List.

If there is a problem with any transaction, an employee may be required to break the trade or liquidate the position, possibly at a loss. Profits made as a result of liquidating a position at the request of the employee’s supervisor and/or the Compliance Department must be given to charity. To avoid this situation, employees must comply with the Firm’s policies and procedures prior to entering an order.

Failure to comply with Nomura’s written policies and procedures regarding employee personal securities transactions may result in disciplinary action by the Firm, up to and including termination.

Accounts Covered Under Policy

These policies and procedures apply to all employees, their spouses and other immediate family members of employees of Nomura Securities International, Inc. (“NSI”) and Nomura

Holding America Inc. and its subsidiaries. Full-time consultants and long-term temporary workers and contractors scheduled to be at NSI for at least six months are subject to this policy.

Employees should note that these policies and procedures govern activity in “employee accounts.” The term “employee account” includes “related accounts”, which includes the account(s) of an employee’s spouse, an employee’s children residing with the employee, any other person who resides with the employee or for whom the employee contributes support (including, but not limited to, those accounts over which the employee has investment control or exercises discretion/power of attorney), any account in which the employee has joint authority or in which the employee shares in the profits or losses. Generally, any account in which you can purchase or sell securities must be maintained at an approved broker/dealer and must be disclosed to the Compliance Department. This policy applies to all personal trading activities of the employee in general and not on an account-by-account basis.

Exceptions to this policy will not be considered unless submitted in writing to the Compliance Department and will only be granted under limited circumstances (e.g., spouse employed at another brokerage firm or for managed accounts).

NSI reserves the right to monitor employee and employee-related accounts for up to 45 days after termination of employment for employees who may have knowledge of confidential, material information as a result of the position and/or department in which the employee worked.

Accounts Excluded From the Policy

Employee accounts in which only open-end mutual funds or bank certificates of deposits can be purchased or sold are excluded from this policy. College Savings Accounts (“529 accounts”) opened by employees and their relatives are exempt from this policy.

Approved Broker/Dealers for Nomura Employees

Nomura’s trading policy requires all employees to maintain their personal employee accounts at either Charles Schwab, Fidelity Investments, HarrisDirect (formerly CSFBdirect), Merrill Lynch and/or Smith Barney (formerly Salomon Smith Barney). Employees wishing to open a personal account at any of the approved broker/dealers must open the account within the “Nomura” account number range established at each of these firms. Account opening documentation is available by contacting Esther Reiter (ext. 1496).

An employee maintaining an unapproved account at a broker/dealer other than at an approved broker/dealer must disclose such account to the Compliance Department. The employee will be asked to close the account and transfer the positions to an approved broker/dealer, unless an exception is granted by the Compliance Department.

Please notify Esther Reiter (ext. 1496) upon all account openings and closings, including those at any of the approved broker/dealers.

Outside Accounts

In limited situations, employees and relatives of employees may maintain an account at a firm other than at an approved broker/dealer. A spouse who works for a broker/dealer that has its own employee trading policy requiring the spousal account to be with that firm can maintain the account pursuant to his/her employer’s personal trading policy. Additionally, if an employee has a managed account where the employee has granted full investment discretion to a Qualified Advisor defined as a registered broker, registered investment advisor or the trust department of a bank or trust company, then transactions in such an account will not be subject to the restrictions of the 30 day holding period requirement. However, in both of these circumstances, the Nomura Compliance Department must be notified in writing of all such accounts and be coded as an interested party to receive confirmations and statements.

Employees wishing to open an account commonly referred to as Dividend Reinvestment Plans (“DRIPs”) or Direct Purchase Plans (“DPPs”) must request prior approval to maintain the account. If the account is a plan where the employee does not have investment discretion (including control over when the re-investment occurs), the Compliance Department may grant approval to maintain the account. If the plan allows the employee to have investment discretion, the employee must close the account.

Holding Period

Employee purchases and short sales are subject to a minimum holding period of 30 days beyond the transaction date. If an employee sells more than his/her long position, creating a short position, the employee must hold the short position for 30 days. The only securities not subject to the 30-day holding policy are open-end mutual funds. Exchange-traded funds (e.g., “QQQ”) are subject to the 30-day holding policy.

Exceptions to this holding period requirement must be approved in advance in writing by the Executive Managing Director to whom such employee directly or indirectly reports. In the case of Executive Managing Directors, the Chairman of the Board or a Chief Executive Officer must approve exceptions to the holding period requirement.

Options Options may be purchased or written as long as the expiration date is at least 30 days out. Long stock positions must be held for 30 days prior to writing calls against the position. If an employee is “put” stock as a result of an option exercise, the stock put to the employee must be held for 30 days beyond the exercise date.

Stop-Loss Orders, GTC Orders The entry of a Stop-Loss order or a GTC order may trigger an execution within 30 days causing a violation of the 30-day holding policy. Therefore, employees must obtain prior written approval from the appropriate Executive Managing Director before entering a stop-loss order if the underlying position was not held for 30 days.

Trade Pre-approvals

Specific Nomura Group entities, or certain departments, are required to obtain supervisory approval prior to executing a trade.  Departments requiring trade pre-approvals (NCRAM,

NFRTA) must keep a copy of pre-approval and forward original documentation to the Employee Trading Surveillance Analyst in the Compliance Department.

Nomura Funds Research and Technologies America Inc. (“NFRTA”):

All NFRTA employees must obtain approval from their Chief Financial and Administrative Officer (CFO) (or designee) prior to placing any order for their personal or related accounts.  (Transactions in open-ended mutual funds are exempt.)

Nomura Corporate Research and Asset Management, Inc (“NCRAM”):

All employees of NCRAM must complete a pre-approval form, submit the copy to the Managing Director and Portfolio Manager of NCRAM (or designee) and must obtain Compliance Department clearance from the Director of Asset Management Compliance (or designee) prior to executing any purchases or sales for their personal accounts. (Transactions in open-ended mutual funds are exempt.)

Trading in Nomura’s Securities

Purchases and sales of Nomura Holdings Inc., ADRs (“NMR”), are also subject to pre-approval by the Compliance Department using the written approval form.  No employee transactions may be effected during the “Blackout Period” designated by the Compliance Department. The “Blackout Period” generally begins two weeks before the public announcement of NHA’s quarterly earnings are announced and ends 24 hours after the public announcement.

At any time, employees may not sell short (including short against the box) NMR. Employees may not purchase or sell options in NMR. Positions may not be margined and must be held for 6 months.

Prohibition on Nomura Employee Investments in Initial Public Offerings of Equity Securities

All Nomura employees are prohibited from purchasing an initial public offering in an equity security (“new issue”) that is made pursuant to a prospectus or offering circular in any account in which the employee has a beneficial interest (i.e., any economic interest, such as the right to share in gains and losses in the account).  The prohibition does not apply to secondary offerings or offerings of debt securities.

The prohibition on purchasing new issues applies to certain immediate family members (parents, mother-in-law, or father-in-law, spouse, brother or sister, brother-in-law, son-in-law or daughter-in-law, and children and any other individual to whom the Nomura employee provides material support (i.e., directly or indirectly providing more than 25 percent of a person’s income in the prior calendar year).

The term “new issue” does not include:

Private placements and restricted securities

Exempt securities

Offerings of securities of a commodity pool

Rights offerings, exchange offers, or offerings made pursuant to a merger or acquisition

Investment grade asset backed securities

Convertible securities

Preferred securities

Investment company shares

Offerings of ordinary shares or ADRs registered on Form F-6 that have a pre-existing market outside the U.S.

Commodities and Futures

Employees are generally prohibited from buying and selling commodities and futures for their personal and related accounts. Any employee wishing to purchase or sell commodities and/or futures must obtain the approval from their direct supervisor and the Director of Compliance prior to executing any such trade.

Other Prohibited Activity

Employees must avoid any actual or perceived business or ethical conflicts of interest or any other activities that would be detrimental to the interests of NSI or its clients while placing trades in their employee and employee-related accounts. Transactions may not be effected by any employee for his or her personal or related account(s) while the employee has possession of material, non-public information concerning the company he or she wishes to trade.

Additionally, employees may not effect any transaction for their personal or related account(s) any security in which the employee has knowledge of a pending, unexecuted or partially executed proprietary or customer order. Company policy prohibits, without limitation, trading ahead of (frontrunning) any proprietary or customer order, or arranging with another employee to do so. Any person engaging in such activity will be subject to disciplinary action, as appropriate, which, if warranted, may include termination.

Employee Trade Surveillance

Each Supervisor, senior manager, or a qualified designee, is required to review all employee and employee-related transactions executed for those employees in the relevant areas of responsibility. Supervisors should be reviewing their employees’ trades for any unusual activities, Chinese Wall issues, possible frontrunning customer or Nomura proprietary trades or conflicts with any of the Nomura’s businesses. In addition, Supervisors or managers should consider whether the transactions are appropriate, given the employee’s economic status and investment experience and whether the transactions are of such a frequency or nature that they may distract the employee from his or her responsibilities at NSI.

Executed employee trades are provided for senior managers or supervisors in the employee’s department via the Nomura Surveillance System. The Compliance Department will also review employee trades on a daily basis.

Updated 7/12/04

Exhibit I.D.-2

NCRAM PERSONAL SECURITIES TRANSACTIONS

POLICIES AND PROCEDURES

Nomura Corporate Research and Asset Management Inc. (“NCRAM”)

Personal Securities Transactions Policies and Procedures

In addition to the general personal trading policies and procedures outlined above in this Manual and in the Employee Handbook, the following additional personal securities trading policies and procedures apply specifically to NCRAM employees:

1.             Pre-Trade Approval of Personal Securities Transactions

NCRAM has adopted internal, pre-approval procedures.  All personal securities transactions, except index-related equities and options, open-end mutual funds and U.S. government securities for NCRAM employees must be pre-approved by Mr. Levine or Mr. Crall.  Mr. Levine’s personal trades will be pre-approved by Mr. David Crall and vice versa.

Employees must obtain pre-approval for public and private security investments(2) and outside business activities.(3)  (See Outside Business and Private Securities Transactions Questionnaires-Exhibits I.B.-4 and I.B.-5.)

Additionally, the NSI Compliance Department must be notified by the employee of any private security investments and outside business activities.  Employees may be asked by the Compliance Department to provide supporting documentation regarding such investments or business activities.

2.             Prohibited Transactions and Activities

a.     NCRAM employees are prohibited from purchasing or selling high yield corporate and emerging markets fixed-income securities and leveraged loan investments (“Portfolio Securities”), unless an exception is approved in writing, in advance, by Mr. Levine. (“Supervisor”).   If an exception is granted, the employee may not purchase or sell such Portfolio Securities within 7 calendar days before and after managed accounts purchase or sell the same Portfolio Securities.

b.     Personal trades in equity securities will not be permitted if the Hedge Fund (or any account) holds or has a current intention to make a trade in an equity security of the same issuer.  (Equity securities include equity equivalents, such as securities convertible into equity, options, warrants, etc.).  If the Hedge Fund does take a position in an equity security after an employee already holds a position, an employee request to close or reduce his position will be approved if the Hedge Fund has no current intention to make a trade in the equities of that issuer.  (The 30 day hold rule also applies).

(2)  “Private security investments” include, but are not limited to, investments in limited partnerships, any investment in shares of a non-public company, or directly or indirectly having a financial interest in a privately-owned organization.

(3)  “Outside business activities” include, but are not limited to, any employment or compensation by any person or organization other than Nomura, ownership in a franchise or any other business, service as a consultant, or service as an officer or member of any board of directors.

c.     NCRAM employees are prohibited from trading in the securities of issuers on the NCRAM Monitoring List, unless it is a long sale of an existing position and there are no other factors that would prohibit the trade.  The Monitoring List contains the names of issuers which the Leveraged Loan group possesses non-public information.  (Updated 7/30/04).

d.     Supervisors retain the discretion to grant or withhold approval for employees to trade securities for their own accounts.  NCRAM employees may be prohibited from purchasing or selling securities if, in the view of a supervisor, such trading presents an actual or apparent conflict of interest.

e.     NCRAM employees are prohibited from acquiring any security distributed in an initial public offering of equity securities (see Nomura Employee Trading Policy Exhibit I.B.-2).  (Amended 7/12/04)

f.      Portfolio managers and analysts may not serve as directors for any public companies, absent express prior authorization from Mr. Levine or his designee.

3.             Reporting of Affiliated Mutual Fund Trades

Employee purchases of shares in affiliated mutual funds must be reported to the firm.  Mutual funds for which NCRAM acts as the investment adviser or sub-investment adviser are considered affiliated mutual funds.

New employees are required to disclose to the Compliance Department, in writing, their personal securities accounts, or individual public or private securities holdings which may be held in a personal bank or brokerage account.  The policy applies to any account in which the employee has a direct or indirect beneficial or financial interest or in which the employee may exercise control.  Employee Accounts include joint accounts, family accounts, investment clubs, trust accounts, and managed accounts, accounts of spouses, minor children and persons residing in the household of the employee.  All employee brokerage accounts must be maintained at Merrill Lynch, Harrisdirect (formerly CSFBdirect), Fidelity Investments, Salomon Smith Barney or Charles Schwab.

Exhibit I.D.-3

Employee Personal Trade

Pre-Approval Form

(revised 7/27/04)

EMPLOYEE PERSONAL TRADE PRE-APPROVAL FORM
Nomura Corporate Research and Asset Management Inc.

Employee Name:	Trade Date :
Employee Signature:	Broker:

PROPOSED TRADES

Description of Security	Symbol	Quantity *	Approx. * Price	Buy, Sell, or Selling Short (“B” or “S” or “SS”)	Comments

My Signature below confirms that:

1.     I, the Employee, am not in possession of any material non-public information, nor know of any intention by the Firm or a client to place any orders in any security, commodity, or future.  Further, I am not aware of any unexecuted Firm or client orders, nor for any related securities therein.

2.     I am not aware of the impending issuance of a research report about or related to (i) the issuer of any security Employee is hereby seeking approval to trade, or a recommendation or a change in recommendation about such issuer, or (ii) a commodity or future Employee is hereby seeking approval to trade.

3.     All liquidations relate to positions held for a minimum of 30 days.

4.     The proposed transaction must be effected the day on which approval is given (except for new issues).

5.     The proposed transaction(s) is not a new public issue of equity securities.

6.     The proposed transaction(s) does involve any issue on Nomura’s Restricted List or the NCRAM Monitoring List (long sales of existing positions may be permitted).

7.     I have complied with all provisions of the Nomura Employee Trading Policy and the NCRAM Personal Securities Transactions Policies and Procedures.

*   Any trade may be in an amount not to exceed (but may be less than) the amount specified herein.  The approximate price specified herein is for information purposes only, and the actual trade or transaction may be consummated at a price different than such specified price.

APPROVAL: ROBERT LEVINE OR DAVID CRALL ONLY

EACH APPROVAL IS GOOD ONLY FOR THE DAY OF APPROVAL (except for new issues)

Name:
Signature:	Date:

A copy of each approved form must be maintained on file in NCRAM.  The original form must be forwarded to: COMPLIANCE DEPARTMENT, 18TH FLOOR

Exhibit I.D.-4

OUTSIDE BUSINESS QUESTIONNAIRE

OUTSIDE BUSINESS QUESTIONNAIRE

This form is used for outside business activities such as employment, directorships, general partnerships, etc.

EMPLOYEE’S NAME:

NAME OF OUTSIDE BUSINESS ENTITY:

1.     Is this entity related to the securities industry?

If not, what type of business is the entity involved in?

2.     Does this entity do work for any other securities firms?

3.     Is this entity a private or public company?

4.     Does this entity invest in private or public securities?  What types of securities does this entity invest in?

5.     How many employees does this entity have?

6.     What title do you have?

7.     What functions do you perform for the entity?

8.     How are you compensated for your services?

9.     Do you have ownership interest?  If so, explain the method of ownership, the dollar value and the percentage of ownership (e.g., shareholder, partner, etc.).

10.   To the best of your knowledge, are you aware if this entity or partnership, or any affiliates, is currently conducting, or in the past has conducted any business with Nomura Securities International, Inc. and/or its affiliates?  As part of that inquiry you must verify this information with: 1) your department head to determine any such relationships within your department; 2) the New Accounts Department to determine whether an account exists for the entity or partnership, or any known affiliates thereof; and 3) the Investment Banking Department to determine any such relationships within that Department.

11.   To the best of your knowledge, are there any investors or managers (including a Managing Director or above), or any affiliates, that do or have done business in any way with Nomura or any of its affiliates?

12.   Please attach background information that will be helpful to the review of this outside business activity.

I acknowledge and approve the above referenced employee’s outside business activity.  As part of my approval process, I have inquired as to whether the entity with which the employee wishes to become associated (or any affiliates of the entity) are former or current clients of Nomura, and whether there is any other reason why there may be a potential conflict of interest with Nomura’s business.  See questions #10 and #11 in particular.

Manager Name

Manager Approval	Date

I understand the above to be true, and will provide my supervisor and the Compliance Department promptly with changes to the above information.  I also understand that I cannot engage in this outside business activity until I receive approval from the Compliance Department.

Employee Signature	Date

Approved:

Compliance Department	Date

Exhibit I.D.-5

PRIVATE SECURITIES TRANSACTIONS QUESTIONNAIRE

PRIVATE SECURITIES TRANSACTIONS QUESTIONNAIRE

This form is used for private securities investments, such as purchases of equity, debt, limited partnerships, options etc.

EMPLOYEE NAME:

NAME OF PRIVATE SECURITY:

1.     In whose name is the investment held?

2.     Is this a private or public company?

3.     Is the entity a partnership or corporation?

4.     If this entity is a partnership, are you a general or limited partner?

5.     What types of investments does the partnership or corporation invest in (private securities, public securities, real estate etc.)?  What type of business does this entity engage in?

6.     What is your percentage of ownership, and the total amount of your investment?

7.     Do you have the ability to “control” the investments within the partnership or corporation?

8.     To the best of your knowledge, are you aware if this entity or partnership, or any affiliates,  is currently conducting, or in the past has conducted any business with Nomura Securities International, Inc. and/or its affiliates? As part of that inquiry you must verify this information with: 1) your department head to determine any such relationships within your department; 2) the New Accounts Department to determine whether an account exists for the entity or partnership, or any known affiliates thereof; and 3) the Investment Banking Department to determine any such relationships within that Department.

9.     To the best of your knowledge, are there any investors or managers (including the general partner, if any) that do or have done business in any way with Nomura or any of its affiliates?

10.   Please attach background information that will be helpful to the review of this investment, e.g., prospectus, offering circular, etc.

Please arrange for duplicate copies of your monthly/quarterly statements to be sent to the Nomura Compliance Department on an ongoing basis which would show the employee’s private securities transactions and holdings.

Any statements sent to me regarding the status of my interests (including purchases, sales or valuations) in this investment will be duly forwarded to the Nomura Compliance Department to the attention of Esther Reiter, 18th floor.   The company issues such statements (circle one):

monthly/quarterly/semi-annually/annually

OR

                        No statements received.  Change in status of investment will be reported as applicable.

I acknowledge and approve the above referenced employee’s private securities transaction.  As part of my approval process, I have inquired as to whether the entity with which the employee wishes to invest (or any affiliates of the entity) are former or current clients of Nomura, and whether there is any other reason why there may be a potential conflict of interest with Nomura’s business.  See questions #8 and #9 in particular.

Manager Name

Manager Approval	Date

I understand the above to be true, and will provide my supervisor and the Compliance Department promptly with changes to the above information.  I also understand that I cannot engage in this investment until I receive approval from the Compliance Department.

Employee Signature	Date

Approved:

Compliance Department	Date

EMPLOYEE TRADING POLICIES

Nomura’s trading policy requires all employees to maintain their brokerage accounts at Merrill Lynch, Harrisdirect (formerly CSFBdirect), Fidelity Investments, Salomon Smith Barney or Charles Schwab.  This policy applies to any account in which the employee has a direct or indirect beneficial or financial interest, or in which the employee may exercise control.  This definition includes, for example, joint accounts, family accounts, investment clubs, trust accounts and managed accounts.  (Analysts are not allowed to maintain Managed Accounts).  Accounts in which you can only purchase open end mutual fund shares and bank certificates of deposits are excluded.  The definition of employee accounts also includes spouses, minor children and persons residing in the household of the employee.  Please note: If you have an account outside of the firms specified above you will be asked to close the account or transfer (and liquidate) the positions within one month of your date of hire. Please notify Esther Reiter at ext.1496 upon all account openings/closings.

(Please check either 1 or 2)

1.             I do not maintain any outside brokerage accounts at another broker dealer, investment advisor or bank, nor other accounts which can be used as brokerage accounts

2.             I maintain only those brokerage accounts listed below (including Merrill Lynch, Harrisdirect (formerly CSFBdirect), Fidelity Investments, Salomon Smith Barney or Charles Schwab accounts).

Please list the account title, number and location of all brokerage accounts (including Merrill Lynch, Harrisdirect (formerly CSFBdirect), Fidelity Investments, Salomon Smith Barney or Charles Schwab accounts), or attach a copy of the most recent monthly statement.  If you need additional space for accounts, please list on a separate sheet of paper.

Account Name:	Securities Firm:
Account Number:	Address:
Account Exec.:	Telephone:

Account Name:	Securities Firm:
Account Number:	Address:
Account Exec.:	Telephone:

Account Name:	Securities Firm:
Account Number:	Address:
Account Exec.:	Telephone:

PRIVATE SECURITY INVESTMENTS

(Please check either 1, 2 or 3)

1.             I maintain no “private security investments” requiring approval.”  Private security investments” include investments in limited partnerships, any investment in shares of a non-public company, or directly or indirectly having financial interest in a privately-owned organization.

2.             I maintain only those private security investments which have been approved previously by my manager and the Compliance Department.  (Please list the investment below.)

Investment:

Investment:

3.             I maintain private security investments which have not been approved previously. (Please attach a detailed list of these investments together with a request for approval.)

OUTSIDE BUSINESS ACTIVITIES

(Please check either 1, 2 or 3)

1.             I am not engaged in any “outside business activities” requiring approval.  “Outside business activities” includes, but is not limited to, any employment or compensations by any person or organization other than Nomura, ownership in a franchise or any other business, service as a consultant, or service as an officer or member of any board of directors.

2.             I am engaged in only those outside business activities which have been previously approved by my manager and the Compliance Department.  (Please list the outside business activity below).

Outside Business Activity:

Outside Business Activity:

3.             I am engaged in outside business activities requiring approval which have not been previously approved. (Please attach a memorandum explaining the outside business together with a request for approval).

I further certify that the information provided through this form is accurate and correct, and that I will report any changes in this information promptly to my supervisor and the Compliance Department.

Name:	Signature:
Date:	Cost Center:
Social Security #:	Date of Hire:

Exhibit I.D-6

Battery Park Opportunity Funds

NCRAM Employee Subscription Instructions, Forms and Checklist

BATTERY PARK HIGH YIELD OPPORTUNITY FUND, L.P.

INSTRUCTIONS TO NCRAM EMPLOYEES

FOR COMPLETING SUBSCRIPTION DOCUMENTATION

An NCRAM employee desiring to become a limited partner of Battery Park High Yield Opportunity Fund, L.P. (the “Partnership”) should complete the Subscription Agreement and other documentation as instructed in the “Instructions to Subscription Agreement”, just the same as any subscriber would.  If you cannot make the representations called for under “Representations for Individuals” on the first page of the Subscription Agreement (i.e., you don’t own at least $5,000,000 of Investments, as defined), then, in addition to completing the Subscription Agreement, you should also fill out and sign two copies of the attached “NCRAM Employee Supplemental Representations” form.

In addition, you will wish to sign two copies of the Side Letter with the Partnership, which relates to the waiver of the incentive fee for NCRAM employees.

NCRAM EMPLOYEE SUPPLEMENTAL REPRESENTATIONS

FOR SUBSCRIPTION AGREEMENT AS A LIMITED PARTNER IN

BATTERY PARK HIGH YIELD OPPORTUNITY FUND, L.P.

Supplementing the terms of the Subscription Agreement (the “Subscription Agreement”) as a Limited Partner in Battery Park High Yield Opportunity Fund, L.P. (the “Partnership”), the undersigned,                                 (“New Limited Partner”), hereby makes the representations indicated below (place a check or x next to each statement that is correct):

Accredited Investor Status

My individual net worth, or joint net worth with my spouse, at the time of purchase of shares of the Partnership, exceeds $1,000,000.

I had an individual income in excess of $200,000 in each of the two most recent years or joint income with my spouse in excess of $300,000 in the two most recent years and have a reasonable expectation of reaching the same income level in the current year.

I am a director or executive officer of Battery Park GP, LLC (the general partner of the Limited Partnership).

I am not able to make any of the foregoing three representations, and accordingly, I understand that I am not an accredited investor.  As such, I acknowledge that I have been furnished with the following information a reasonable time prior to my completion of the Subscription Agreement:  (i) the audited financial statements of the Partnership as of December 31, 2002, (ii) a legal opinion of Seward & Kissel, counsel to the Partnership, as to the legality of the Partnership interests, (iii) a brief written description of any material written information concerning the offering of the Partnership interests that has been provided by the Partnership to any accredited investor but not previously delivered to me.  I also acknowledge that the Partnership has made available to me a reasonable time prior to my completion of the Subscription Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Partnership possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information contained in the Confidential Private Offering Memorandum and in the items listed in the preceding sentence.  Finally, I acknowledge my understanding that in the event that the Partnership determines that the Battery Park High Yield Opportunity Master Fund, Ltd. (the “Master Fund”) is at risk of no longer qualifying as a “qualified institutional buyer” because its investments may fall below $100 million, then the Partnership may decide to compel me to withdraw my capital and retire from the Partnership in order to help assure that the Master Fund continues to be able to purchase Regulation S securities.

Knowledgeable Employee Status

I am an NCRAM portfolio manager or analyst, and I actively participate in the investment activities (and do not merely investigate the potential investments) of either the Battery Park High Yield Opportunity Fund, or another of NCRAM’s fund clients, which may include the CBOs and the CLOs, and have been performing this function for NCRAM or substantially similar activities for another company for at least 12 months.

I am (a) a member of the board of directors of NCRAM, (b) a vice president of NCRAM in charge of a principal business unit, division or function (such as sales, administration or finance) of NCRAM, (c) an officer of NCRAM who performs a policy-making function for NCRAM, or (d) a person who performs a similar policy-making function for NCRAM.

The New Limited Partner further represents, warrants, acknowledges and agrees that:

I have been employed by Nomura for at least two full years.

The value of my total investment in the Partnership (together with the value of any investment that I may have in Battery Park High Yield Opportunity (Offshore) Fund, Ltd.) either (a) does not exceed 20% of my individual net worth, or joint net worth with my spouse, or (b) does not exceed 30% of my individual income in the most recent year.

I understand that the Partnership is authorized to compel me to withdraw my capital and retire from the Partnership, including in the event that I cease to be employed by Nomura Corporate Research and Asset Management Inc.

IN WITNESS WHEREOF, the undersigned has executed this document as of the date of execution of my Subscription Agreement.

New Limited Partner

Subscriber Document Checklist for NCRAM or Nomura Employee Subscribing to Hedge Fund Delaware Feeder

Documents to be sent out	Current offering memo and any supplements
1 copy of instructions to NCRAM or Nomura employees with two sets of supplemental representations attached
2 copies of subscription agreement
2 signature pages for LP Agreement
1 complete copy of LP Agreement
2 copies of side letter
Privacy notice

Items to be received	2 original execution copies of subscription agreement
2 original execution copies of supplemental representations (for most employees)
2 original execution copies of signature pages for LP Agreement
2 original execution copies of side letter
Wire transfer or cashier’s check of subscription amount

Not required for Levine, Crall, Schwartz.  Required for all others.

Added May 14, 2004

Exhibit I.E.-1

GIFT AND ENTERTAINMENT LOG

GIFT AND ENTERTAINMENT LOG

DATE	EMPLOYEE NAME(S)	BROKER-DEALER SPONSOR	GIFT OR EVENT (DESCRIBE IN DETAIL)	VALUE

Exhibit I.E.-2

PUBLIC OFFICIAL GIFT OR ENTERTAINMENT

APPROVAL FORM

Public Official Gift or Entertainment

Approval Form

All gifts to, or entertainment of, public officials must be pre-approved.  Public officials include, among other things, federal, state or municipal employees, including public pension fund managers.  It also includes foreign officials including government employees as well as employees of governmentally owned businesses. Use this form for the approval process.  Approval must be sought at least two business days in advance of the planned provision of the gift or entertainment.  After the form is completed and signed by your supervisor, please send it to the Compliance Department on the 18th floor for approval.

******************************************************************************

Name of requesting employee:

Explain the type of entertainment or gift to be provided:

List the titles and functions of the recipient(s) of the gift or the invited attendees of the entertainment:

What is the date you wish to give the gift or provide the entertainment:

What is the approximate value of the proposed gift or entertainment:

******************************************************************************

Signature of approving Supervisor:
(signature to be obtained prior to submission to Compliance Dept.)

Name of Supervisor:
Date:

Signature of approving Compliance Officer:
Compliance Officer Name:
Date: